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                                                                    EXHIBIT 99.1

                                        FOR:     TRANSPRO, INC.

                                        CONTACT: Timothy E. Coyne
                                                 Vice President - Finance
                                                 (203) 401-6452

FOR IMMEDIATE RELEASE

                                                 Morgen-Walke Associates
                                                 Investor Relations:
                                                 GORDON MCCOUN, ERIC BOYRIVEN
                                                 Media Contact: Merridith Ingram
                                                 (212) 850-5600

       TRANSPRO, INC. ANNOUNCES STRATEGIC REALIGNMENT TO FOCUS ON GROWTH
                     OF ITS AUTOMOTIVE AFTERMARKET BUSINESS

            - WILL PURSUE ALTERNATIVES FOR NON-STRATEGIC BUSINESSES -
         - WILL DEVELOP A NEW FACILITY FOR REMANUFACTURED COMPRESSORS -
- JUST COMPLETED A NEW 6-MILLIMETER CONDENSER DESIGN AND NEW MANUFACTURING LINE
                                  IN MEXICO -

         NEW HAVEN, CONNECTICUT, October 21, 1999 -- TransPro, Inc. (NYSE:TPR) today announced that it is strategically realigning its business to significantly grow its presence in the automotive Aftermarket, particularly in the market for air-conditioning parts. Key steps in this realignment include:

-    The pursuit of strategic alternatives for its Crown and G&O Divisions.

- The development of a 223,000 square foot state-of-the-art manufacturing facility for the re-manufacturing of automotive air-conditioning compressors in the Dallas/Ft. Worth area.

- The recent completion of a new 6-millimeter condenser design and new manufacturing line in Mexico.

         Henry P. McHale, President and Chief Executive Officer, said, "With these initiatives, TransPro is reinforcing its commitment to become a premier supplier of heating and cooling system products to the automotive Aftermarket. We have grown this segment both internally and through acquisition to 1998 revenues of approximately $156 million, or two-thirds of TransPro's total sales."


                                     -MORE-
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TRANSPRO ANNOUNCES STRATEGIC REALIGNMENT                             PAGE 2

         As a key component of its decision to focus its resources on the automotive Aftermarket, the Company has decided to investigate and pursue strategic alternatives for its Crown specialty metal fabrication and its G&O heat transfer systems businesses. In 1998, these businesses generated aggregate sales of approximately $83.7 million. The Company has retained Goldsmith Agio Helms, one of the nation's leading private investment banks specializing in middle market merger and acquisition transactions, to evaluate available options to TransPro and assist the Company with their implementation.

         Mr. McHale continued, "Having a competitive compressor product line is the linchpin for TransPro to strengthen its entry into the $600 million automotive air-conditioning Aftermarket, one-half of which is sales of air conditioning compressors, and to allow us to sell a full range of complementary products. While we have increased sales of our compressors and air-conditioning parts through the acquisitions of EVAP, Inc. in 1998 and A/C Plus, Inc. in 1999, we need to further enhance our in-house air-conditioning compressor volume in order to cement our role as a key supplier to this market. When our new $5 million facility in Dallas/Ft. Worth becomes operational at mid-year 2000, it will allow us to provide customers with low-cost, high-quality compressors. It is, therefore, a cornerstone of this strategy."

         TransPro also announced that it has recently completed a new design of a family of 6-millimeter automotive air-conditioning condensers and has installed a new manufacturing line for these all aluminum condensers at its Nuevo Laredo, Mexico facility. The 6-millimeter condenser is a lightweight, low-cost, efficient design that fits most domestic applications. This plant will make TransPro the low-cost producer within the $60 million independent Aftermarket for this product and will supply the majority of GDI's condensers to the Aftermarket in 2000.

         Mr. McHale added, "In TransPro's position as a premier supplier of heaters and radiators to many of the nation's leading traditional warehouse/distributors and retailers, we have received strong indications that continued expansion by TransPro into the air-conditioning Aftermarket would be received favorably. We therefore believe that there will be significant demand for our air-conditioning products."


                                    - MORE -
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TRANSPRO ANNOUNCES STRATEGIC REALIGNMENT                             PAGE 3

         Mr. McHale concluded, "In analyzing strategic alternatives for G&O and Crown, we are working to further align our management and financial resources behind our primary Aftermarket products business line. We believe this exclusive focus will raise the overall returns on our corporate assets for the benefit of TransPro's shareholders."

TransPro, Inc. is a manufacturer and supplier of heat transfer and cooling components and systems, and specialty fabricated metal products for a variety of Aftermarket and OEM automotive, truck and industrial applications, and performs vehicle conversions.

FORWARD-LOOKING STATEMENTS

         Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's Annual Report on Form 10-K contains certain detailed factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company. In particular, statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates. Statements regarding the compressor re-manufacturing and six-millimeter condenser production facilities are subject to numerous factors, including but not limited to, securing additional customer orders, the assembly of the required workforce, the number and duration of start-up issues and the ramp-up of operations.



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